Exhibit (d)(2)

November 21, 2016

MaxLinear, Inc.

5966 La Place Court

Carlsbard, CA 92008

Attention: Adam Spice

Re:	Confidentiality Agreement

Ladies and Gentlemen:

In connection with the possible transaction (“Proposed Transaction”) involving Exar Corporation (the “Company”) and MaxLinear, Inc. ( “MaxLinear”), and in order to allow the Company and MaxLinear to evaluate the Proposed Transaction, each of the Company and MaxLinear will deliver to the other party hereto certain confidential or proprietary information about its properties, employees, finances, businesses and operations (such party when disclosing such information is referred to herein as the “Disclosing Party” and when receiving such information is referred to herein as the “Receiving Party”).

1.    All confidential or proprietary information about the Disclosing Party furnished in connection with the Proposed Transaction by the Disclosing Party or its Representatives (as defined below) to the Receiving Party or its Representatives, whether furnished before or after the date hereof, and regardless of the manner in which it is furnished, is referred to in this letter agreement as “Proprietary Information.” Proprietary Information also includes copies, notes, summaries, analyses, extracts and compilations prepared by the Receiving Party or its Representatives, but only to the extent they contain Proprietary Information of the Disclosing Party. Proprietary Information shall not include, however, information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this agreement or any party who gains access to such information from the Receiving Party or its Representatives in violation of this letter agreement; (ii) was available to the Receiving Party or its Representatives prior to its disclosure by the Disclosing Party or its Representatives; (iii) becomes available to the Receiving Party or its Representatives on a nonconfidential basis from a person other than the Disclosing Party or its Representatives who is not known to the Receiving Party (after reasonable inquiry) to be bound by an obligation to the Disclosing Party not to disclose the information to the Receiving Party; or (iv) was independently developed by the Receiving Party without reference to or use of the Proprietary Information. For purposes of this letter agreement, (i) “Representative” shall mean, as to any person, its controlled affiliates, the directors, officers and employees of such person and such person’s controlled affiliates, and such person’s advisors (including, without limitation, legal, accounting, financial and tax and advisors); and (ii) “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual.

Subject to the immediately succeeding paragraph, unless otherwise agreed to in writing by the Disclosing Party, the Receiving Party (i) except as required by law, regulation or legal or regulatory process (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which either party’s securities are listed or quoted), shall keep all Proprietary Information confidential, shall not disclose or reveal any Proprietary Information to any person other than its Representatives who are actively and directly participating in its evaluation of the Proposed Transaction or who otherwise need to know such Proprietary Information for the purpose of evaluating, negotiating or consummating the Proposed Transaction and shall cause those persons to observe the terms of this clause (i); and (ii) shall not use Proprietary Information for any purpose other than in connection with the Proposed Transaction. Except as required by law, regulation or legal or regulatory process (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which either party’s securities are listed or quoted), neither party shall disclose to any person (other than those of its Representatives who are actively and directly participating in its evaluation of the Proposed Transaction or who otherwise need to know such information for the purpose of evaluating the Proposed Transaction and, in the case of its Representatives, whom it will cause to observe the terms of this letter agreement) any information about the Proposed Transaction, or the terms or conditions or any other facts relating thereto, including, without limitation, the fact that discussions are taking place between the parties with respect thereto or the status thereof, the fact that Proprietary Information has been made available to the Receiving Party or its Representatives or the fact that either party may be considering a Proposed Transaction. Each party shall be responsible for any violation or breach of the terms of this Section 1 by it or its Representatives, or any action taken or omissions made by its Representatives that would have resulted in a violation or breach of this Section 1 had such action or omission by its Representatives been taken or made by the such party.

In the event that the Receiving Party or any of its Representatives are requested pursuant to, or required by applicable law, regulation or legal or regulatory process (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which either party’s securities are listed or quoted) to disclose any Proprietary Information or any other information concerning the Disclosing Party or the Proposed Transaction, the terms and conditions thereof or any other facts relating thereto, the Receiving Party shall, to the extent permitted by applicable law, provide the Disclosing Party with prompt notice of such request or requirement in order to enable the Disclosing Party, at the expense of the Disclosing Party and in its discretion (i) to seek an appropriate protective order or other remedy, (ii) to consult with the Receiving Party with respect to the Disclosing Party’s taking steps to resist or narrow the scope of such request or legal process or (iii) to waive compliance, in whole or in part, with the terms of this letter agreement. In the event that such protective order or other remedy is not obtained and the Receiving Party or any of its Representatives are nonetheless legally compelled to disclose such information, or the Disclosing Party waives compliance, in whole or in part, with the terms of this letter agreement, the Receiving Party or its Representative shall use commercially reasonable efforts to disclose only that portion of the Proprietary Information which is legally required to be disclosed and to request that all Proprietary Information that is so disclosed will be accorded confidential treatment. In the event that the Receiving Party or its Representatives shall have complied with the provisions of this paragraph, such disclosure may be made by the Receiving Party or its Representatives as required by such applicable law, regulation or legal or regulatory process without any liability hereunder.

2.    For a period commencing with the date of this letter agreement and ending on the date that is twelve months following the date of this letter agreement, MaxLinear shall not, nor shall it request or direct its Representatives to, directly or indirectly, without the prior written consent of the Company or the board of directors of the Company (the “Board”):

(a)    acquire or seek, offer, propose or agree to acquire, by means of a purchase, tender or exchange offer, merger, business combination or in any other manner, beneficial ownership as defined in Rule 13d-3 under the Exchange Act of any securities of the Company or (other than in the ordinary course) ownership of any material portion of the assets of the Company, including, in each case, any rights or options to acquire such ownership (including from any third person);

(b)    seek, offer, propose or agree to effect any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company;

(c)    initiate, or induce or attempt to induce any other person or “group” (as defined in Section 13(d)(3) of the Exchange Act) to initiate, any stockholder proposal or tender offer for any securities of the Company, any change of control of the Company or the convening of a stockholders’ meeting of the Company;

(d)    seek, offer, propose or agree to influence, advise, change or control the management, the Board, governing instruments or policies or affairs of the Company, or seek or obtain representation on the Board, including in each case, without limitation, by means of a “solicitation” of “proxies” (as such terms are defined in Rule 14a-l of Regulation 14A promulgated pursuant to Section 14 of the Exchange Act, disregarding clause (iv) of Rule 14a- 1(1)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)), or otherwise seeking to influence, advise or direct the vote of any holder of voting securities of the Company or publicly making a request of the Company;

(e)    contact, or enter into any discussions or arrangements with, any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) who has filed, or will, within ten (10) days thereafter, be required to file, a statement containing the information required by Rule 13d-l under the Exchange Act, concerning any of the matters set forth in this letter agreement;

(f)    make any public disclosure, or take any action (including making any nonpublic communication to the Company) which reasonably could be expected to require the Company to make any public disclosure with respect to any of the matters set forth in clauses (a) through (e) of this Section 2; or

(g)    advise, assist or encourage any other persons in connection with any of the foregoing actions in this Section 2;

provided that, notwithstanding any provision to the contrary contained in this Section 2, MaxLinear shall be permitted to make private, non-public proposals to the chairman of the board or chief executive officer of the Company with respect to any type of acquisition or business combination transaction, so long as MaxLinear reasonably believes, based on the advice of the MaxLinear’s counsel, that neither MaxLinear nor the Company will be required by applicable law, rule or regulation to publicly disclose such proposals. The provisions of this Section 2 shall be inoperative and of no force or effect if any other person or group (as defined in Section 13(d)(3) of the Exchange Act) shall enter into a definitive agreement to acquire more than 50% of the voting power of the outstanding voting securities of the Company or its subsidiaries or assets of the Company or its subsidiaries representing more than 50% of the consolidated earning power of the Company and its subsidiaries.

3.    Each party (the “Subject Party”) hereto agrees that until the date that is twelve months after the date hereof, it shall not (nor shall it authorize or permit its Representatives on its behalf to), directly or indirectly, solicit for employment any employee of the other party hereto (the “Counter Party”) that the Subject Party first met or become aware of in connection with the Proposed Transaction; provided, however that this covenant will not cover any employee of the Counter Party (i) who responds to a general solicitation (through the use of advertisements, professional search firms or otherwise) that is not specifically targeted at any employees of the Counter Party, or (ii) whose employment had previously been terminated by the Counter Party at least three months prior to the commencement of employment discussions with the Subject Party.

4.    To the extent that any Proprietary Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have common legal interests with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Proprietary Information provided by a party that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this letter agreement, and under the joint defense doctrine. Nothing in this letter agreement obligates any party to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

5.    Upon the Disclosing Party’s written request, in its sole discretion, the Receiving Party shall promptly at its election, either destroy or return to the Disclosing Party (provided that any such destruction shall be certified by a duly authorized Representative of the Receiving Party) all Proprietary Information, copies, reproductions, summaries, analyses or extracts thereof or based thereon (whether in hard-copy form or on intangible media, such as electronic mail or computer files) in the Receiving Party’s possession or in the possession of any Representative of the Receiving Party; provided, that the Receiving Party shall not be required to destroy or redact automatic, archived computer back-up files on which Proprietary Information may be stored in conformance with customary technology practices and policies only if all copies on local hard drives are deleted; provided, further, that the Receiving Party (1) shall not access such documents except (x) as required by law, regulation or legal or regulatory process, (y) in connection with the defense of any claims under this agreement against the Receiving Party and (z) by personnel of the Receiving Party who are responsible for maintaining the Receiving Party’s information technology archives and (2) such retained Proprietary Information will continue to be subject to the confidentiality and non-use restrictions of this agreement for so long as such information is retained by the Receiving Party.

6.    Subject to the terms and conditions of a definitive agreement regarding the Proposed Transaction and without prejudice thereto, each party hereto acknowledges that neither it nor its Representatives nor any of the officers, directors, employees, agents or controlling persons of such Representatives makes any express or implied representation or warranty as to the accuracy or completeness of the Proprietary Information. Without limiting any party’s liability for fraud, (i) the Receiving Party shall be entitled to rely solely on such representations and warranties regarding the accuracy and completeness of the Proprietary Information as may be made to it in any definitive agreement relating to the Proposed Transaction, subject to the terms and conditions of such agreement and (ii) neither the Disclosing Party nor its Representatives shall have any liability to the Receiving Party or any of its Representatives or any other person, including, without limitation, in contract, tort or under federal or state securities laws, relating to or resulting from the use of the Proprietary Information by the Receiving Party or any errors therein or omissions therefrom. The Receiving Party acknowledges and agrees that its determination to engage in a Proposed Transaction with the Disclosing Party, if any, will be based solely on the terms of such a definitive agreement and on the Receiving Party’s own investigation, analysis, and assessment of the Disclosing Party and its affiliates.

7.    Until a definitive agreement regarding the Proposed Transaction has been executed by the parties hereto, neither party hereto shall be under any legal obligation or have any liability to the other party of any nature whatsoever with respect to the Proposed Transaction by virtue of this letter agreement or otherwise (other than with respect to the confidentiality and other matters set forth herein). Each party hereto and its Representatives (i) may conduct the process that may or may not result in the Proposed Transaction in such manner as such party, in its sole discretion, may determine (including, without limitation, negotiating and entering into a definitive agreement with any third party without notice to the other party) and (ii) reserves the right to change (in its sole discretion, at any time and without notice to the other party) the procedures relating to the parties’ consideration of the Proposed Transaction (including, without limitation, terminating all further discussions with the other party and requesting that the other party return or destroy the Proprietary Information as described above). Each party acknowledges and agrees that (a) the other party shall have no obligation to authorize or pursue any Proposed Transaction with the other party or any other person, and (b) each party understands that the other party has not, as of the date hereof, authorized any Proposed Transaction.

8.    Each party is aware, and will advise its Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

9.    The parties hereby acknowledge and agree that money damages would not be an adequate remedy for any breach of this letter agreement and that the parties shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this agreement but shall be in addition to all other remedies available at law or equity.

10.    It is further understood and agreed that no failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

11.    If any provision of this letter agreement shall be invalid, illegal or unenforceable under any law or as a matter of public policy, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. Upon such determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties to this letter agreement shall negotiate in good faith to modify the invalid, illegal or unenforceable terms of this letter agreement so as to make, if possible, such terms enforceable and to effect the original intent of the parties as closely as possible.

12.    This letter agreement shall benefit and be binding upon the parties hereto and their respective successors and assigns. Any assignment of this letter agreement without the prior written consent of the other party shall be void and of no effect.

13.    This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflict laws. Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Chancery Court (or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court) and each of the parties hereby irrevocably consents to the jurisdiction of such courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereby agrees that it shall fully comply with all legal requirements related to the service of any process, summons, notice or document in any such suit, action or proceeding brought against such party in any such court. Each party agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding on such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject by suit upon such judgment.

EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT.

14.    Subject to the terms of a definitive agreement regarding a Proposed Transaction executed by the parties hereto, this letter agreement contains the entire agreement between the parties hereto concerning the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings relating to the subject matter hereof. No modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon either party hereto, unless approved in writing by each such party. To the extent the parties have confidentiality agreements in place for reasons unrelated to the subject matter hereof, such confidentiality agreements shall remain in full force and effect and shall not be modified, amended or altered by the execution of this letter agreement.

15.    This letter agreement may be executed in one or more counterparts. Each shall be deemed an original, but together shall constitute one and the same instrument. This letter agreement may be executed and delivered by facsimile. Any facsimile signatures shall have the same legal effect as manual signatures.

16.    This letter agreement and all obligations herein shall terminate on the second anniversary of the date of this letter agreement; provided, however, that (i) the obligations provided in Section 5 shall survive such termination as provided there and (ii) provided, however, that this provision shall not relieve any party from liability for any breach of this letter agreement prior to such termination.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

Exar Corporation

By:	/s/ Ryan Benton
Name:	Ryan Benton
Title:	CEO

ACCEPTED AND AGREED

as of the date first written above:

Maxlinear, Inc.

By:	/s/ Adam C. Spice
Name:	Adam C. Spice
Title:	CFO